Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI

PROFESSIONAL CORPORATION

March 6, 2018

Rimini Street, Inc.

3993 Howard Hughes Parkway, Suite 500

Las Vegas, Nevada 89169

Re: Registration Statement on Form S-8/S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8/S-3 (the “Registration Statement”) to be filed by Rimini Street, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 16,771,590 shares of common stock, par value $0.0001 per share (the “Shares”), consisting of: (i) 8,836,329 shares of common stock under the 2013 Equity Incentive Plan and (ii) 7,935,261 shares of common stock under the 2007 Stock Plan (which plans are referred to herein as the “Plans”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, are or will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.